UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Securities Exchange Act of 1934

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PROXY LITE SCRIPTS

1/13/2010

iShares S&P Global Financials Sector Index Fund

Hello. I’m calling from the iShares S&P Global Financials Sector Index Fund and I apologize in advance for our multiple attempts to contact you over the last few months regarding an important shareholder meeting matter.

We still have not received your vote on the investment advisory agreement proposal and without your vote, the iShares S&P Global Financials Sector Index Fund may be closed and liquidated, which may result in adverse tax consequences for shareholders.

We ask that you vote immediately so that your fund continues to operate without interruption and so that we can stop contacting you. To vote, please call 1-866-450-8471. Again, 1-866-450-8471

Thank you; and Thank you for investing with iShares.

iShares S&P Global Consumer Discretionary Sector Index Fund

Hello. I’m calling from the iShares S&P Global Consumer Discretionary Sector Index Fund and I apologize in advance for our multiple attempts to contact you over the last few months regarding an important shareholder meeting matter.

We still have not received your vote on the investment advisory agreement proposal and without your vote, the iShares S&P Global Consumer Discretionary Sector Index Fund may be closed and liquidated, which may result in adverse tax consequences for shareholders.

We ask that you vote immediately so that your fund continues to operate without interruption and so that we can stop contacting you. To vote, please call 1-866-450-8471. Again, 1-866-450-8471

Thank you; and Thank you for investing with iShares.